Exhibit 10.24

LITHIUM AMERICAS CORP.

(the “Company”)

RESTRICTED SHARE UNIT GRANT LETTER

FOR PERFORMANCE SHARE UNITS

DATE: [___________]

PERSONAL & CONFIDENTIAL

NAME: [___________]

ADDRESS: [___________]

Dear [___________] (the “Awardee”):

The Company’s Equity Incentive Plan (the “Plan”) permits the Board, which administers the Plan, to award performance share units (“PSUs”) to employees and directors of the Company or an affiliate, as determined in the sole and absolute discretion of the Board. This letter (the “Grant Letter”) and your acceptance hereof shall serve as a Restricted Share Right Grant Letter under Section 4.2 of the Plan.

This Grant Letter and the Plan are referred to collectively below as the “Performance Share Unit Documents”. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Plan. For further information about this letter, refer to the explanatory memorandum attached to this Grant Letter as Schedule "A".

In recognition of your contributions to the Company, on [___________] the Board granted to you PSUs on the terms set forth in the Plan and subject to certain performance conditions and/or performance multipliers, all as more particularly described below and in Schedule “B”.

You acknowledge having received, read, and understood a copy of the Plan. In the event of any inconsistency between the terms of this Grant Letter and the Plan, it is hereby acknowledged that the terms of the Plan shall govern. For further clarity, in the event of any inconsistency between your executive employment agreement with the Company and this Grant Letter and/or the terms of the Plan, the terms of your employment agreement with the Company shall govern.

Notwithstanding Section 4.5 of the Equity Incentive Plan, the Board has determined that you are not permitted to make an election for the deferral of the receipt of the Shares. All PSUs shall be settled automatically no later than 60 days following the date of vesting.

You hereby authorize the Company to withhold any remuneration payable to you or take any other steps necessary for the purposes of paying any taxes and other source deductions required to be deducted or withheld as a result of your participation in the Plan.

You are reminded that you are prohibited from trading in the securities of the Company while in possession of material undisclosed material and during blackout periods and that all trades made by insiders are required to be filed on the System for Electronic Disclosure by Insiders (SEDI) and on Electronic Data Gathering, Analysis, and Retrieval (EDGAR).

Nothing in the Performance Share Unit Documents will affect the Company’s right to terminate your services, responsibilities, duties and authority at any time for any reason whatsoever. The treatment of your PSUs upon termination or other events is detailed in the Plan. For further clarity, in the event of any inconsistency between your executive employment agreement with the Company and this Grant Letter and/or the terms of the Plan, the terms of your employment agreement with the Company shall govern.

Except as expressly provided for in the Plan or pursuant to a testamentary disposition or by the laws of descent and distribution, no PSU is transferable.

Subject to the terms of the Plan, the Board shall have full discretion with respect to any actions to be taken or determinations to be made in connection with the PSUs issued to the Awardee, and the determination of the Board shall be final, binding and conclusive.

This agreement is governed by and will be construed in accordance with the laws of British Columbia and the federal laws of Canada applicable therein. For the purposes of all legal proceedings, this agreement will be deemed to have been performed in the Province of British Columbia and the courts of the Province of British Columbia will have jurisdiction to entertain any action arising under this agreement. Each of the parties attorn to the jurisdiction of the courts of the Province of British Columbia.

This agreement may be signed in counterparts, by PDF or other electronic means, each of which so executed shall be deemed to be an original document and together, shall constitute one and the same document.

Yours truly,

LITHIUM AMERICAS CORP.

By:
Name:
Title:

I have read and agree to be bound by the terms of this Grant Letter and the Plan as of the date first written above.

Name: [___________]

Schedule “A”

Explanatory Memorandum

RE: Information Concerning PSU Grants Pursuant to the Plan

Grant of Performance Share Units

In recognition of your continued service to the Company we are pleased to advise you that you have been awarded PSUs effective the date on the first page of the Grant Letter, pursuant to the Plan. This memorandum provides information about the PSUs you have been granted and how you may receive them. The PSUs are governed by the terms and conditions of the Plan, a copy which is available on the Company’s internal intranet website.

PSUs Convertible into Shares of LAC

The PSUs are securities of the Company that automatically convert into shares of the Company contingent upon certain performance conditions. If the PSUs are converted into shares, you will be required to arrange for satisfying tax obligations. The PSUs represent an entitlement to receive an equivalent number of common shares of the Company in the future, but do not represent actual share ownership until they are converted into shares.

This Grant Letter

The Company has outlined the terms and conditions related to the PSUs in this Grant Letter. The Company is requesting that you counter sign this Grant Letter confirming your agreement with its terms and conditions to give effect the grant. This Grant Letter sets out the details of the award of PSUs and the performance conditions that must be met in order for the PSUs to be converted to shares. Please see Schedule “B” of this Grant Letter for the number of PSUs you have been granted and the applicable time period for ownership of the shares to occur (please also see “Vesting Period - Ownership” below).

Vesting Period - Ownership

The PSUs shall vest (ie. you shall receive ownership of the shares) following a time period (called the restricted period) during which the performance conditions need to be met. After the expiration of the restricted period and assuming the performance conditions are met, the PSUs will be automatically converted into common shares of the Company and the shares will be issued to you.

Termination of Employment

Subject to the terms of your employment agreement or PSU award grant and the discretion of the Board, if you leave your employment with the Company before the end of the restricted period, your right to those PSUs may be terminated. If you leave your employment with the Company after the end of the restricted period but before the agreed date to receive them, the PSUs will be converted into common shares of the Company and the shares will be issued to you.

Death or Disability

In the event of your death or total disability, any shares you were supposed to receive pursuant to the PSUs will be issued to you or your legal representative.

Dividends

Subject to the discretion of the Board, you may receive additional PSUs if the Company pays dividends on its shares. Such additional PSUs will have the same terms and conditions as the original PSUs.

Change of Control of the Company

In certain circumstances, and subject to the terms of your employment agreement, where your employment is terminated following a change of control of the Company, the PSUs will be automatically converted into common shares of the Company and the shares will be issued to you. A change of control would typically occur when there is a merger by the Company or an acquisition of the Company by a third-party.

Questions

We appreciate your continued commitment to the Company. Please do not hesitate to reach out to Human Resources at [___________] should you have any questions.

Schedule “B”

PSU Awards granted to Awardee

[___________]